As filed with the Securities and Exchange Commission on June 6, 2003
                                                   Registration No. 333-105898

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        Post-Effective Amendment No. 1 to
                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                APO Health, Inc.

             (Exact Name of Registrant as Specified in Its Charter)

                                     Nevada
         (State or Other Jurisdiction of Incorporation or Organization)

                                   86-0871787
                      (I.R.S. Employer Identification No.)

                 3950 Oceanside Road, Oceanside, New York, 11572
               (Address of Principal Executive Offices) (Zip Code)

              2003 PROFESSIONAL/CONSULTANT STOCK COMPENSATION PLAN
                As amended to include 250,000 Additional Shares

                            (Full Title of the Plan)

                                  Dr. Jan Stahl
                      President and Chief Executive Officer
                 3950 Oceanside Road, Oceanside, New York, 11572
                     (Name and Address of Agent for Service)
                                 (516-594-0005)
          (Telephone Number, Including Area Code, of Agent For Service)



=============================================================================================
                         Calculation of Registration Fee
=============================================================================================
Proposed Maximum amount of Securities to be registered:  250,000 (1)

Amount of       Title of Securities    Amount To Be          Offering            Fee
Aggregate         To Be Registered       Registered (2)     Price Per Share (3) Registration
Common
$10,000          Par Value, $.0002        250,000               $.04             $.92

=============================================================================================

1. This post effective amendment to our 2003 PROFESSIONAL/CONSULTANT STOCK COMPENSATION PLAN is being filed to increase our March 2003 S-8 Registration by 250,000 shares.

2 In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee and benefit plans described herein.

3 Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and low prices reported on the OTC-BB on June 3, 2003, which was $.04.

                                     PART I

                INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

ITEM 1.  PLAN INFORMATION.

The information required for this Item is included in documents distributed to the Participant. APO Health, Inc. (The Company, we, the Registrant or us) is offering a total of 3,000,000 shares (2,750,000 previously registered, and 250,000 being registered in this amendment) of its Common Stock to professionals and consultants for services including legal consulting, and other consulting services, including administrative, computer software, and marketing consulting services. The issuance of shares is being made pursuant to the Professional/Consultant Stock Compensation Plan (the Plan) adopted by the Board of Directors on February 7, 2003, with the amendment being adopted on June 3, 2003. The registered shares will cover the costs of previously rendered services as well as ongoing services to the Company. A copy of the Plan, as amended, has been distributed eligible consultants. Each consultant has agreed to accept shares under the Plan in lieu of a cash payment for its services. The shares issued hereunder will not be subject to any resale restrictions. The Plan is not qualified under ERISA, nor is this Plan qualified under Section 401(a) of the Internal Revenue Code.

There are no ongoing reporting obligations of Consultants, nor are there any ongoing contributions from the Registrant. The purpose of this Registration of securities on Form S-8 is to compensate individuals and/or entities that have performed and continue to perform services to the Registrant. The Board has authorized this registration statement and has written the Plan to satisfy present and future compensation obligations to professionals and consultants. This registration, as amended, is limited to 3,000,000 shares. The Consultants that are eligible for shares under the Plan have performed, or will perform in the future, services or activities for which shares may be issued under a Form S-8. Consultants may contact Dr. Jan Stahl, the Plan Administrator and President of the Registrant, with any questions at (516) 594-0005.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

The information required for this Item is included in documents distributed to the Participant.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

The following documents previously filed with the Securities and Exchange Commission (the Commission) by APO Health, Inc. (the Company) pursuant to the Securities Exchange Act of 1934, as amended (the Exchange Act) are, as of their respective dates, hereby incorporated by reference in this Registration
Statement:

(i) The Company`s Annual Report on Form 10-KSB for the fiscal year ended September 30, 2002 filed pursuant to Section 13(a) or 15(d) of the Exchange Act on January 3, 2003, and recent Quarterly Reports filed on May 16, 2002 for the quarter ended March 31, 2002; the report filed on August 14, 2002 for the period ended June 30, 2002 and ay 16, 2002 and August 14, 2002 respectively;

(ii) All other reports of the Company filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company's documents referred to in Paragraph (i) above; and

All other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all of the Company's shares of Common Stock, par value $.0002 per share (the Shares), offered hereby have been sold or that all Shares then remaining unsold have been deregistered shall be deemed to be incorporated by reference in and made a part of this Registration Statement from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in a document subsequently filed modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

Not required.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not required.

ITEM 6.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

Nevada corporations are authorized to indemnify against liability any person who is a party to any legal proceeding because such person is a director or officer of the corporation. The officer or director must act in good faith and in a manner reasonably believed to be in the best interests of the corporation and, with respect to any criminal action or proceeding, have no reasonable cause to believe the conduct was unlawful. Nevada law does not allow indemnification for an act or omission that involves intentional misconduct or a knowing violation of a law. In the case of an action by or on behalf of a corporation, indemnification may not be made if the person seeking indemnification is found liable, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification. Indemnification is required if a director or officer has been successful on the merits.

The indemnification authorized under Nevada law is not exclusive and is in addition to any other rights granted to officers and directors. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director.

Our articles of incorporation provide for the indemnification of directors and executive officers to the maximum extent permitted by Nevada law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding that would result in a claim for such indemnification.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.  EXHIBITS.

Exhibits.

Copies of the following documents are included as exhibits to this registration statement pursuant to Item 601 of regulation S-B.

SEC
Exhibit
No.         Description
-------------------------------------------------------------------------------

4.02 APO Health, Inc. 2003 Professional/Consultants` Compensation Plan, dated February 6, 2003

5.01 Letter opinion, including consent of Law Office of Andrea Cataneo Ltd. regarding legality of Common Stock to be issued pursuant
      Professional/Consultant Stock Compensation Plan.

23.02 Consent of Law Office of Andrea Cataneo Ltd. (included in Opinion in
      Exhibit 5.1).

23.03 Consent of Tom Linder of Linder & Linder, Certified Public Accountants.

-------------------------------------------------------------------------------

ITEM 9.  UNDERTAKINGS.

(a)  The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oceanside, State of New York, on this 5th day of June 2003.

                                APO HEALTH, INC.



               By:    /S/ Jan Stahl
                      --------------------------------
                      Dr.  Jan Stahl,
                      Chief Executive Officer, Chairman





                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dr. Jan Stahl , his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons as of the date indicated below.




       SIGNATURE                                      DATE

      /S/ Jan Stahl                              June 5, 2003
      ------------------------
      Dr.  Jan Stahl, President,
      Chief Executive Officer, Chairman

      /S/ Peter Steil                            June 5, 2003
      ------------------------
      Peter Steil,
      Director


      /S/ Ken Leventhal                          June 5, 2003
      ------------------------
      Ken Leventhal,
      Director